UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

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[ ]	Soliciting Material Pursuant to §240.14a-12

Southern Heritage Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On January 28, 2008, Southern Heritage Bancshares, Inc. (“Southern Heritage”) distributed our proxy statement sent in connection with our shareholder meeting, presently scheduled for March 6, 2008.  Southern Heritage is filing this cover letter with the Securities and Exchange Commission (the “SEC”) as additional solicitation materials.

TEXT OF LETTER

[Southern Heritage Logo]

Dear Shareholders:	January 28, 2008

As discussed with you previously, we have filed our definitive proxy statement with the Securities and Exchange Commission (“SEC”) in order to solicit your vote to reclassify Southern Heritage Bancshares, Inc. stock into four categories.  The called shareholder meeting will be held on Thursday, March 6, 2008, at 5:30 PM in the main office of the bank.

I’m sure you’ll remember that this action is being taken, in part, to reduce the financial burden under our present ownership structure.  Many hours of work by our executive officers and accounting staff are now required to meet the reporting requirements and related testing of the Sarbanes-Oxley Act.  Although your investment in Southern Heritage Bank has never been “publicly traded” on an exchange, SEC regulations require all companies with more than five hundred shareholders to comply with the above reporting requirements mentioned.  Your approval of this reclassification will divide all existing shareholders into four separate classes of stock that will each have less than 500 shareholders – thus eliminating the need to file annual reports with and otherwise be subject to regulation by the SEC.  The SEC will then consider us a “non-public” company.

Your Board of Directors has carefully considered all aspects of this reclassification and unanimously agrees that this action is in the best interest of all shareholders.  Your Board therefore recommends a “yes” vote for this action.  Other banks in our area are also in the process of reclassifying their stock for the same reasons – the boards believe it is in the best interest of their shareholders because it will eliminate a very large expense.

Please read the enclosed material carefully.  It explains to you the full effect of this change.  Feel free to call me at 423.303.1720 with any questions you may have.

Please vote your proxy.   I hope to see you at the meeting!

Sincerely,

Lee Stewart
President and CEO

Enclosures